EXHIBIT 10.3(b)

             ADDENDUM TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and executed by and between GK Intelligent Systems, Inc., a Delaware Corporation, with its principal place of business in Houston, Harris County, Texas (hereinafter called the "Corporation" or "GKIS"), and GARY
F. KIMMONS, of Houston, Texas (hereinafter called "Kimmons" or "Professional"). Collectively, the Corporation and Kimmons shall be referred to as "the parties."

                             W I T N E S S E T H:

      WHEREAS, Kimmons desires to (i) reaffirm his existing contract of employment, enumerating the following terms and conditions which are in effect prior to the "Effective Date" set out in the "Amended and Restated Employment Agreement" to which this Addendum is attached, and (ii) continue to perform services on behalf of the Corporation as President and Chief Executive Officer ("CEO") and Chairman of the Corporation's Board of Directors, all as an employee of the Corporation, including the performance personally of such services as he and/or the Corporation's Board of Directors deem necessary; and

      WHEREAS, the Board of Directors of the Corporation desires to (i) reaffirm the existing contract of employment, enumerating the following terms and conditions which are in effect prior to the "Effective Date" set out in the "Amended and Restated Employment Agreement"to which this Addendum is attached, and (ii) continue the employment of Kimmons in such capacities under the terms of this Agreement;

      THEREFORE, the parties mutually agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

      1.1 CONDITIONS OF EMPLOYMENT: The Corporation hereby continues the employment of Kimmons and Kimmons accepts such continued employment as President and CEO and Chairman of the Board of Directors, continuing to render professional services on behalf of the Corporation, subject to the supervision and direction of the Corporation's Board of Directors, and subject to the law of the Corporation as given in the Articles of Incorporation and the Bylaws. This agreement does not supersede the terms of that agreement executed in December, 1993, extended in December, 1996 and amended and restated on March 13, 1998. Other than any terms which may be more favorable to Professional than the "Amended and Restated Employment Agreement" to which this Agreement is an addendum, this Agreement is intended to augment and add to the original agreement and not to supersede it. This addendum is intended to enumerate the present terms of employment in effect prior to the "Effective Date" set out in the "Amended and Restated Employment Agreement"to which this Addendum is attached.

      1.2 TERM OF EMPLOYMENT: The term of employment shall continue until termination by either party as provided in Article IV, subject further to the terms of the original agreement.

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                                  ARTICLE II
                                    DUTIES

      2.1 DEVOTION OF EFFORT: Kimmons agrees to devote sufficient time, attention, and skill to the performance of his duties as an employee of the Corporation as set out and authorized by the Board of Directors. During the term of this Agreement, he shall not render services on his own or on behalf of any party other than the Corporation unless otherwise authorized by the Board of Directors.

      2.2 DESCRIPTION OF DUTIES. Kimmons shall act as CEO and President of the Corporation.


                                   ARTICLE III
                                  COMPENSATION

      3.1  COMPENSATION AND BENEFITS.

            a. MONTHLY SALARY. As compensation for the services to be rendered hereunder, GKIS will continue to pay to Kimmons a monthly salary in an amount equal to Twenty Thousand Dollars ($20,000.00). The monthly salary, shall be paid in semi-monthly payments of one-half the monthly amount each on the first and fifteenth day of each month with respect to the immediately preceding month, continuing at this or a greater amount as set by the Board until this agreement is terminated.

            b. BONUS WARRANTS FOR SHARES OF CORPORATION COMMON STOCK. In addition to the monthly salary and any other benefits available to all employees, including standard incentive qualified stock options, GKIS will grant to Kimmons warrants for four million (4,000,000) shares of GKIS restricted common stock (the "Bonus Warrants"), with one-fourth vesting annually each year for four years. Contingent upon the Agreement remaining in force, Bonus Warrants for one million (1,000,000) restricted shares will vest and be exercisable on the thirtieth day following the close of each of the first, second, third and fourth years following the month in which this agreement is executed. Except as set out in this agreement, this grant of Bonus Warrants shall be governed by and subject to the separate Warrant Agreement contemporaneously executed by the parties. For all purposes related to the Grant of these warrants, the Board of Directors of GKIS has determined that the date of such grant is March 13, 1998 and the Fair Market Value per share as of the date of such grant is $ .3125. Except as set out in paragraph 4.2 below, termination of this agreement will not cause the forfeiture of the Bonus Warrants for those months prior to termination in which the vesting requirements were met. In the event of Kimmons' death, termination upon disability as described in paragraph 4.1 below or other involuntary termination other than as set out in paragraph 4.2 below, all unvested warrants and options, however acquired, shall immediately vest and be exercisable by Kimmons, his representative or his executor, as applicable.

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            c. EMPLOYEE BENEFIT PLANS. Kimmons shall be entitled to participate in all employee benefit plans to be established by the Board of Directors on the same terms and conditions as all other employees similarly situated.

                                   ARTICLE IV
                            TERMINATION OF AGREEMENT

            4.1 ILLNESS OR OTHER INCAPACITY. If Kimmons, during the term of this Agreement, shall fail to perform his duties hereunder as a result of illness or other incapacity which shall continue for a period of more than six months, the Corporation shall have the right to terminate this Agreement and the employment hereunder as of a date to be specified in a written notice of termination sent to Kimmons, such date to be not less than thirty (30) days following receipt of said notice.

            4.2 CONDUCT: If Kimmons shall be convicted of a felony or a crime involving moral turpitude; embezzle or otherwise steal from the Corporation; use liquor or drugs to an extent which has a visible detrimental effect on his services; conduct himself publicly in a manner which offends against decency or causes him to be held in public ridicule or causes public scandal, the Corporation shall have the right to terminate this contract and employment hereunder upon the affirmative vote of not less than two-thirds of the members of the Board of Directors who are not employees of the Company taken at a meeting of the Board of Directors at which Kimmons is given an opportunity to be heard (with counsel). In the event of termination under this Article 4.2, Kimmons shall not be eligible to receive any remaining unvested stock option compensation subsequent to the act for which termination occurs, nor shall he be entitled to receive any deferred compensation credited to his account but not yet paid, if any.
      .
            4.3 UNILATERAL TERMINATION: Either party hereto may terminate this Agreement and employment hereunder effective as of a date to be specified in a written notice of termination, such date to be not less than thirty
      (30) days after delivery of the notice.

                                    ARTICLE V
                                DEATH OF EMPLOYEE

            5.1 DEATH. If Kimmons shall die during the term of this Agreement, his legal representative shall be entitled to receive his compensation as provided in Article III hereof.


                                   ARTICLE VI
                              ILLNESS OR INCAPACITY


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            6.1 INABILITY TO PERFORM DUTIES. If Kimmons is unable to perform his duties hereunder by reason of illness or incapacity of any kind for a period of more than six months, his salary payments may be reduced or terminated by the Corporation at its absolute discretion. Kimmons's full salary shall be reinstated upon his return to full-time employment and the full discharge of his duties hereunder. This section shall in no way limit the rights of the Corporation under Article IV hereof.

                                   ARTICLE VII
                                LEAVES OF ABSENCE

            7.1 PAID LEAVE. Leaves of absence with full payment of salary may be granted to Kimmons for attendance at professional conventions, continuing education institutes in his profession and other professional or business activities, as approved by the Corporation, with full or partial payment of expenses at its sole discretion.

            7.2 UNPAID LEAVE. Unpaid leave of absence may be granted at the sole discretion of the Corporation for any other reasons upon request by Kimmons.

                                  ARTICLE VIII
                                    VACATIONS

            8.1 PAID VACATION. Kimmons shall be entitled to a vacation, the length of which as determined by the Board of Directors or the President of the Corporation, during which time his salary shall be paid in full. Kimmons shall take his vacation at such time or times as shall be approved by the corporation.

                                   ARTICLE IX
                                    EXPENSES

            9.1 EXPENSES REIMBURSED. During the period of his employment, Kimmons will be reimbursed for his reasonable expenses in accordance with general policy of the Corporation as adopted by the Board of Directors from time to time. In addition to such reimbursement expenses, Kimmons shall incur and pay in the course of his employment by the Corporation certain other necessary expenses as Chief Executive Officer, for which he will be required personally to pay but for which the Corporation shall reimburse or otherwise compensate him, including, but not limited to the following: automobile and transportation expenses; educational expenses incurred for the purpose of maintaining or improving Kimmons's professional skills, club dues, and the expenses of membership in civic groups, professional societies, and fraternal organizations, and all other items of reasonable and necessary professional expenses incurred by Kimmons in the performance of the services in which Kimmons has been engaged on behalf of the Corporation.


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                                    ARTICLE X
                                   SUCCESSION

            10.1 ASSUMPTION BY SUCCESSOR TO CORPORATION. The Corporation will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation, unless such corporation (hereinafter referred to as "Successor Corporation") shall assume this Agreement. Upon such assumption Kimmons and the Successor Corporation shall become obligated to perform the terms and conditions hereof, and the term "Corporation" as used in this Agreement shall be deemed to refer to such Successor Corporation; provided, however, Kimmons's duties shall be such as prescribed by the Board of Directors of the Successor Corporation.

                                   ARTICLE XI
                           PROPERTY RIGHTS OF PARTIES

            11.1 TRADE SECRETS. During the term of employment, Kimmons will have access to and become familiar with various trade secrets, consisting of formulas, devices, secret inventions, processes, and compilation of information, records, and specifications, owned by the Corporation and regularly used in the operation of the business of the Corporation. Kimmons shall not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his or her employment. All files, records, documents, drawings, specifications, equipment, and similar times relating to the business of the Corporation, whether or not prepared by Kimmons shall remain the exclusive property of the Corporation and shall not be removed from the premises of the Corporation under any circumstances without the prior written consent of the Corporation.

            11.2 RETURN OF CORPORATION'S PROPERTY. On the termination of employment or whenever requested by the Corporation, Kimmons shall immediately deliver to the Corporation all property in Kimmons's possession or under Kimmons's control belonging to the Corporation in good condition, ordinary wear and tear excepted.

            11.3  OWNERSHIP OF WORK PRODUCT.  The parties agree as follows:

                  A. PROPERTY OF GKIS. Kimmons agrees that all intellectual
            property including but not limited to all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Kimmons pursuant to this Agreement, either individually or in collaboration with others, shall belong to and be the sole property of GKIS.

                  B. WORKS MADE FOR HIRE. Kimmons agrees that all rights in all works prepared or performed by Kimmons pursuant to this Agreement, including patent rights and copyrights applicable to any of the intellectual property described in Subparagraph (a) above, shall belong exclusively to GKIS and shall constitute "works made for hire" for purposes of copyright law.

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                  C. PROPERTY OF KIMMONS. The provisions of this Paragraph XI shall not be construed to assign to GKIS any of Kimmons's rights in any invention for which no equipment, supplies, facilities, or trade secret information of GKIS was used, or that was developed entirely prior to this Agreement, or that does not result from any work performed by Kimmons for GKIS.

                                   ARTICLE XII
                         NO COMPETITION BY PROFESSIONAL

      12.1 NO COMPETING ACTIVITIES. During the term of this Agreement and for a period of three years (six months if following termination by GKIS for any cause other than as set out in 4.2 above) following termination of same, Kimmons shall not, directly or indirectly, either as an employee, employer, consultant, agent, Principal, Partner, Stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business whatsoever that is in direct competition in any manner whatsoever with the core products and technologies (SMART ONE Trainer and its derivatives, SMART ENTERPRISE, DOORWAYS, SMART SUPPORT, SMART PERFORM or other CARNOT derived products, and their successors and any other subsequent core businesses) of this Corporation within North America, unless a Court of competent Jurisdiction shall determine that the scope and/or time of this agreement renders it unenforceable, in which case the scope and/or time shall be reduced to that which the Court deems reasonable and enforceable. This provision shall not be construed to prevent Kimmons from accepting employment in the areas of industry standard programming, operating systems or computer manufacturing and sales, standard corporate training systems and administration or other information technology functions considered generic to the computer or training industry, and which do not utilize any of the Corporation's core technologies or products.

                                  ARTICLE XIII
                                     NOTICES

      13.1 NOTICES: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by mail to his residence, in the case of Kimmons, or to its principal office, in the case of the Corporation.

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                                   ARTICLE XIV
                                WAIVER OF BREACH

      14.1 NONWAIVER OF SUBSEQUENT BREACH. The waiver by any party hereto of a breach of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach by an party.

                                   ARTICLE XV
                                    AMENDMENT

      15.1 WRITTEN AMENDMENT. No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement.

                                   ARTICLE XVI
                                  CHOICE OF LAW

      16.1 TEXAS LAW. This Agreement, having been executed and delivered in the State of Texas, its validity, interpretation, performance and enforcement will be governed by the laws of that state.


      EXECUTED in counterparts, each of which shall be deemed an original, effective the 13th day of March, 1998.



                                    ________________________________________
                                    Gary F. Kimmons

                                    GK INTELLIGENT SYSTEMS, INC.:




                                    By:______________________________________
                                       Rod Norville, V.P. and General Counsel